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                      [CHANIN CAPITAL PARTNERS LETTERHEAD]

                                                                   EXHIBIT 10.36

June 6, 2002


PRIVILEGED AND CONFIDENTIAL
---------------------------


Mr. Frank Terence
Executive Vice President, Chief Financial Officer and Treasurer
Brightpoint, Inc.
600 East 96th St., Suite 575
Indianapolis, IN 46240

Dear Mr. Terence:


The purpose of this letter is to confirm the understanding and agreement (the "Agreement") with Brightpoint, Inc. and its wholly and majority owned subsidiaries (collectively, the "Company" or "Brightpoint"), concerning the engagement of Chanin Capital Partners ("Chanin").

1. Engagement: Chanin is being retained to provide financial advisory services for the Company in connection with the analysis, design and formulation of financial restructuring options and, subsequently, the execution of a restructuring plan adopted by the Company. Chanin is hereby engaged to render financial advisory and, to the extent provided below, investment banking services to the Company in relation to the areas described herein. Chanin agrees to staff this assignment with the following individuals:
     Steven Strom, Managing Director; Richard Morgner, Managing Director; Thomas Thompson, Vice President; one associate and one analyst.

     Upon retention, Chanin will work at the direction of the Company and in conjunction with other advisors retained by the Company to immediately review the Company's financial position, cash flow requirements, financial history, operations, competitive environment, and assets to assist the Company in determining its various financial restructuring alternatives. We will also assist the Company in preparing business and restructuring plans, in valuing the Company and its business lines, as appropriate, in presenting valuation and capital structure options, and in formulating, negotiating and consummating a financial restructuring or sale or merger transaction that is acceptable to the Company (a "Restructuring Transaction"). A Restructuring Transaction shall include, but not be limited to a restructuring of existing obligations, an exchange transaction, or a plan of reorganization consummated either out-of-court or in-court. We will also assist the Company in raising capital at management's direction (a "Corporate Finance Transaction"). A Corporate Finance Transaction shall include: (i) contacting selected sources of either bank, subordinated debt or equity capital, (ii) assist in structuring the proposed financing, and (iii) assist in closing the proposed financing. Provided, however, a Corporate Finance Transaction shall not


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     include any debt or equity issued by the Company in exchange for the
     Convertible Notes or otherwise in connection with a Restructuring Transaction. We will also assist the Company, at management's direction, in connection with a merger and acquisition transaction which originates after May 31, 2002 to a new group identified by Chanin or a group which Chanin negotiated with that results in (i) the acquisition of all of the outstanding common stock of the Company, (ii) the acquisition of all, or substantially all, of the assets of the Company, or (iii) any transaction which results in the purchase of greater than 15% of the outstanding common stock of the Company by an entity, person or group unrelated to the Company (excluding any purchase of common stock as a result of the conversion, of, or any purchase or other transfer of the Company's common stock, directly or indirectly, related to the Convertible Notes) (a "Merger and Acquisition Transaction"). A Merger and Acquisition Transaction shall include: (i) contacting selected financial and strategic investors; (ii) assisting in structuring a proposed Merger and Acquisition Transaction, and (iii) closing a proposed Merger and Acquisition Transaction.

2. Term of Agreement: The term of this Agreement shall commence on July 1, 2002 and shall continue on a month-to-month basis for a period of twelve calendar months, unless either party gives 15 days prior written notice of termination to the other party. Upon any termination, the provisions of section 3 shall survive the termination of this Agreement and shall remain in effect with respect to the payment of fees due on or before the effective date of termination and expenses incurred on or before the effective date of termination. Additionally, if this Agreement is terminated (other than termination of this Agreement by the Company for cause or upon Chanin's failure to perform the services hereunder) or is not renewed by the Company, Chanin shall be entitled to payment of the Restructuring Fee if a Restructuring Transaction or the Merger and Acquisition Fee if a Merger and Acquisition Transaction is consummated within six months of the effective date of such termination. This Agreement is terminable upon 15 days written notice by either Chanin or the Company without cause; provided, however, that in no event shall the term of the Agreement be less than 90 days if terminated by the Company.

3.   Fees and Expenses:

(a) Monthly Advisory Fee: The Company shall pay Chanin a fee of $125,000 per month (the "Monthly Advisory Fees") for the term of the engagement. Monthly Fees are payable on the first day of each calendar month during the term hereof in advance and in cash. The first Monthly Advisory Fee shall commence July 1, 2002.

(b) Expenses: Chanin shall be entitled to monthly reimbursement of reasonable and actual out-of-pocket expenses incurred in connection with the services provided under this Agreement. Out-of-pocket expenses shall include, but not be limited to all reasonable travel expenses (it being agreed that Chanin will only use coach air travel, unless the Company approves another class of air travel in writing), computer and research charges, attorney fees (provided that such attorney fees shall not exceed $25,000 without the Company's prior consent) messenger services, facsimile and long-distance telephone calls incurred by Chanin in connection with the services to be provided to the Company.

(c) Monthly Advisory Fees plus Expenses as billed are due within 10 days of billing.

          In addition to the Monthly Advisory Fees, Chanin shall be entitled to the following Success Fees, upon Chanin meeting the applicable conditions set forth herein. The Monthly Advisory Fees are



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          credited 100% against any Success Fees earned. Success Fees shall include any one of the following:

(d) Corporate Finance Fee: In connection with a Corporate Finance Transaction, the Corporate Finance Fee is payable upon the funding of new senior secured bank debt, unsecured debt, or equity. The fee is calculated as five percent (5%) of any new equity capital raised, three percent (3%) of any new unsecured debt raised, and one percent (1%) of any new senior secured debt raised; or;

(e) Restructuring Fee: In connection with a Restructuring Transaction, the Restructuring Fee shall be $1.5 million payable in cash upon (1) closing of an out-of-court restructuring through an exchange or tender offer or other mechanism, (2) obtaining the requisite consents from the requisite constituencies to a "pre-packaged" in-court restructuring plan of reorganization, and the confirmation thereof, or
          (3) the confirmation of a plan of reorganization (other than a "pre-packaged" plan, which is described in (2) above) in an in-court restructuring (in each case approved by the Company's Board of Directors). The Restructuring Fee shall not be payable in the event the zero-coupon, subordinated convertible notes due 2018 (the "Convertible Notes") are put to the Company in March 2003; or;

(f) Merger and Acquisition Fee: In connection with a Merger and Acquisition Transaction, the Company shall pay Chanin a merger and acquisition fee (the "Merger and Acquisition Fee") in cash equal to one and one-half percent (1.5%) of the Aggregate Consideration received by the Company in a Merger and Acquisition Transaction. Aggregate Consideration shall include (but not be limited to) the value to Shareholders or Creditors of the Company, including any assumption of trade debt, bank debt, other funded debt, letters of credit and convertible bond debt (at the lesser of accreted value or assumed claim amount). Chanin agrees to provide a fairness opinion to the Company as part of this fee. However, a separate engagement letter defining precise terms of this agreement will be negotiated in good faith by the Company and Chanin. The Merger and Acquisition Fee is due and payable upon completion of the Merger and Acquisition Transaction. In the event that a Merger and Acquisition Transaction is contemplated with a party that commenced discussion with the Company prior to May 31, 2002, the Company will use its reasonable efforts to provide Chanin the right to provide the Company with a fairness opinion. Any such engagement shall be subject to entering into a mutually acceptable separate letter agreement which stipulates customary terms and conditions for such services.

In the event a Restructuring Transaction is not completed during Chanin's engagement, but is completed within six months after the termination of this Agreement by the Company (other than because of a breach by Chanin of this Agreement), then the Restructuring Transaction Fee (as applicable) shall be payable to Chanin upon the completion of such Restructuring Transaction.

The fees payable to Chanin pursuant to this Agreement are for the various advisory services described herein, including, without limitation, Restructuring Transaction. To the extent Chanin is requested by the Company to perform any financing, or other divestiture or investment banking services not specifically provided by this Agreement, such fees shall be mutually agreed upon by Chanin and the Company in writing, in advance and may be in addition to the fees described above, depending on the level and type of services required.

4. Company Information: The Company understands that Chanin will not be responsible for independently verifying the accuracy of the information provided by the Company (the "Information") and shall not be liable for inaccuracies in any Information provided by or on behalf of the Company to Chanin. The Company will use reasonable efforts to assure that all Information supplied to Chanin by or on behalf of



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     the Company will, as of its respective dates, be accurate and complete in all material respects. Furthermore, the Company will reasonably cooperate with Chanin in all phases of its financial advisory services. Unless required by subpoena or other valid legal process, and prior written notice is provided to you so that you may challenge such disclosure, we will not disclose to any third party (other than our counsel) any portion of the information so provided by you which constitutes confidential information. We will not use such confidential information for any purpose other than pursuant to our engagement hereunder.

5. Indemnification: As Chanin will be acting on behalf of the Company, the Company agrees to the indemnification and other obligations set forth in
     Schedule I hereto, which is an integral part hereof and is hereby incorporated by reference. Further, in the event the Indemnified Person (as defined in Schedule I) is requested or required to appear as a witness (unless such appearance is as a result of such Indemnified Person's breach of this Agreement) in any action brought by or on behalf of or against the Company or which otherwise relates to this Agreement or the services rendered by Chanin hereunder, the Company agrees to reimburse Chanin and the Indemnified Person for all reasonable expenses incurred by them in connection with such Indemnified Person appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and disbursements of legal counsel.

6. Bankruptcy Court Approval: In the event the Company commences an in-court restructuring case, this Agreement is subject to the entry of an order of the court having jurisdiction over such case approving the retention of Chanin pursuant to the terms hereof. The Company shall use its best efforts to obtain prompt authorization of the retention of Chanin on the terms and provisions in this Agreement pursuant to section 328(a) of the Bankruptcy Code. The order approving the Agreement and authorizing the retention shall be acceptable to Chanin in its reasonable discretion.

7. Entire Agreement: This Agreement represents the entire Agreement between the parties and may not be modified except in writing signed by both parties. This Agreement shall be governed by the laws of the State of New York. This Agreement may be executed in counterparts, each of which shall constitute an original. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

8. Survival: The provisions of paragraphs 5, 6, 7, 8, 9, and 10 shall survive the termination of this Agreement and shall remain in effect (to the extent they apply specifically to the period following termination of this Agreement).

9. Affiliation: The Company recognizes that Chanin has been retained only by the Company and that the Company's engagement of Chanin is not deemed to be on behalf of and is not intended to and does not confer rights upon any security holders of the Company or any officers, agents, employees or representatives of either the Company or any of the Company's affiliates. No one other than the Company is authorized to rely upon the engagement of Chanin hereunder or any statements, advice, opinions or conduct of Chanin (except for the fairness opinion referred to in subsection (f) above.

10. Other Matters: If this letter correctly sets forth our Agreement on the matters covered herein, please so indicate by signing and returning the enclosed copy of this letter and signing and retaining the duplicate we are enclosing for your records. Upon execution by both parties, this letter will constitute a legally binding Agreement between the Company and Chanin.


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We trust the foregoing terms and provisions are agreeable to you, and request that you sign and return the enclosed copy of this Agreement to us.


CHANIN CAPITAL PARTNERS


By:      /s/ Thomas Thompson
         --------------------------
         Thomas Thompson
Its:     Vice President



BRIGHTPOINT, INC.


By:      /s/ Frank Terence
         --------------------------
         Frank Terence
Its:     Executive Vice President, Chief Financial Officer and Treasurer





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                                   SCHEDULE I

         This Schedule I is a part of and is incorporated into that certain letter agreement (the "Agreement"), dated June 1, 2002 by and between Brightpoint, Inc. (the "Company") and Chanin Capital Partners L.L.C. ("Chanin"). Capitalized terms not defined herein shall have the same meaning assigned in the Agreement.

         The Company shall indemnify and hold harmless Chanin and its affiliates and their respective directors, officers, employees, attorneys and other agents appointed by any of the foregoing and each other person, if any, controlling Chanin or any of its affiliates (Chanin and each such person and entity being referred to as an "Indemnified Person"), from and against any finally determined losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by an Indemnified Person pursuant to the Agreement, the transaction contemplated thereby or any Indemnified Persons' actions or inactions in connection with any such advice, services or transaction (the "Services"); provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction, which judgment is no longer subject to appeal or further review, to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company shall also reimburse Chanin for all Expenses as they are incurred in connection with enforcing such Indemnified Persons' rights under the Agreement (including without limitation its rights under this Schedule I). Such Indemnified Person shall reasonably cooperate with the defense of any Actions. Notwithstanding the foregoing, the Company shall not be responsible for (i) expenses (including attorney fees) related to disputes as to the Agreement between the Company and Chanin, or (ii) as to Chanin's work hereunder.

         Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company or any other person may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company may, upon receipt of notice, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Chanin. Any Indemnified Person shall have the right to employ separate counsel in any Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) in the written opinion of Chanin's legal counsel a conflict of interest exists with the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more that one separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company will not, without prior written consent of Chanin (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liabilities arising out of such Action.



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         In the event that the foregoing indemnity is not available to an
Indemnified Person in accordance with the Agreement pursuant to the requirements of applicable law, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Chanin, on the other hand, of the matters contemplated by the Agreement, or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Chanin, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Chanin, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or received or contemplated to be paid or received by the Company in the transaction, whether or not any transaction is consummated, bears to (b) the fees paid or payable to Chanin under the Agreement.

         No Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction, which judgment is no longer subject to appeal or further review, to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

         These indemnification, contribution and other provisions of this
Schedule I shall (i) remain operative and in full force and effect regardless of any termination of the Agreement or completion of the engagement by Chanin; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.

         If, before the earlier of (i) the entry of an order confirming a Chapter 11 plan for the Company (that order having become a final order no longer subject to appeal), and (ii) the entry of an order closing the Company's Chapter 11 cases, Chanin believes that it is entitled to the payment of any amounts by the Company on account of the Company's indemnification, contribution and/or reimbursement obligations under the Engagement Letter and Schedule I, including without limitation the advancement of defense costs, Chanin will file an application therefor in the Bankruptcy Court and the Company shall not pay any such amounts to Chanin before the entry of a final order by the Bankruptcy Court approving the payment. This paragraph is intended only to specify the period of time under which the Bankruptcy Court shall have jurisdiction over any request for fees and expenses by Chanin for indemnification, contribution or reimbursement and is not a provision limiting the duration of the Company's obligation to indemnify Chanin.

         Subject to the preceding paragraph, the Company shall indemnify Chanin, in accordance with the Engagement Letter and Schedule I thereto for any claim arising from, related to, or in connection with the Services, but not for any claim arising from, related to, or in connection with Chanin's performance of any services other than the Services occurring following the commencement of Chapter 11 proceedings over the Company unless such post-petition services and indemnification therefor are approved by the Bankruptcy Court.





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